Exhibit 99.1

March 8, 2024

Better Choice Company to Effectuate a Reverse Stock Split

TAMPA, Fla., March 08, 2024 (GLOBE NEWSWIRE) -- Better Choice Company, Inc. (NYSE American: BTTR) (“Better Choice” or the “Company”), a pet health and wellness company, announced today that it will proceed with a 1-for-44 reverse stock split (the “Reverse Split”) of its issued and outstanding shares of common stock, par value $0.001, following authorization by its Board of Directors and majority shareholders to effect a reverse stock split by a ratio of not less than 1-for-25 and not more than 1-for-45 (the “Reverse Split Range”), at any time on or before March 31, 2024, with the Board having the discretion as to whether or not the Reverse Split is to be effected, and the exact ratio to be set at a whole number within the Reverse Split Range.

The Board approved the Reverse Split on March 4, 2024. The Reverse Split will be effective on March 20, 2024 and will begin trading on a post-split basis at the market open on March 21, 2024. In conjunction with the Reverse Split, the CUSIP number will be changed to 08771Y 402. There will be no change to the par value of the Company’s common stock. The Reverse Split will affect all stockholders uniformly and will not affect any stockholder’s ownership percentage of the Company’s shares with the exception of those holders of fractional shares. No fractional shares will be issued in connection with the Reverse Split. The Company will issue one whole share of common stock to any stockholder who would have been entitled to receive a fractional share of common stock due to the Reverse Split. Each holder of common stock will hold the same percentage of the outstanding common stock immediately following the Reverse Split as that stockholder did immediately before the Reverse Split, except for adjustments due to the additional net share fraction that will need to be issued as a result of the treatment of fractional shares.

The Company’s transfer agent, Equity Stock Transfer LLC, is acting as the exchange agent for the Reverse Split and will send instructions to stockholders of record who hold stock certificates regarding the exchange of their old certificates for new certificates, should they wish to do so. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares.

As previously disclosed, the Company received a letter from the NYSE American LLC (the “NYSE American”) stating that the Company is not in compliance with the continued listing standards as set forth in Section 1003(f)(v) of the NYSE American Company Guide, notifying the Company that its stock has been selling for a low price per share for a substantial period of time and the Company’s continued listing is predicated on it effecting a reverse stock split of its common stock, par value $0.001 or otherwise demonstrating sustained price improvement within a reasonable period of time.

The Company intends to seek to regain compliance with the NYSE American’s continued listing standards by undertaking this Reverse Split as a measure that is considered necessary and in the best interests of the Company and its shareholders.

About Better Choice Company, Inc.

Better Choice Company Inc. is a pet health and wellness company focused on providing pet products and services that help dogs and cats live healthier, happier, and longer lives. We offer a broad portfolio of pet health and wellness products for dogs and cats sold under our Halo brand across multiple forms, including foods, treats, toppers, dental products, chews, and supplements. We have a demonstrated, multi-decade track record of success and are well positioned to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. Our products consist of kibble and canned dog and cat food, freeze-dried raw dog food, and treats, vegan dog food and treats, oral care products and supplements. Halo’s core products are made with high-quality, thoughtfully sourced ingredients for natural, science-based nutrition. Each innovative recipe is formulated with leading veterinary and nutrition experts to deliver optimal health. For more information, please visit https://www.betterchoicecompany.com .

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private

Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact:

KCSA Strategic Communications

Valter Pinto, Managing Director

T: 212-896-1254

Valter@KCSA.com

Source: Better Choice Company Inc.